Exhibit 99.1

SWS Group, Inc. Announces Fourth Quarter and Fiscal 2011 Results

Broker-Dealer Business Lines Report Pretax Profits for Fiscal Year

Bank Shows Improvement in Fourth Quarter

DALLAS, August 29, 2011 – SWS Group, Inc. (NYSE: SWS) (the Company) today reported net income of $22,000 for its fiscal 2011 fourth quarter, or diluted earnings per share of less than $0.01, on net revenues of $76.2 million, compared with a net loss of $305,000, or $0.01 per diluted share, on net revenues of $89.3 million in the fourth quarter of fiscal 2010.

For the 2011 fiscal year, the Company posted a net loss of $23.2 million, or $0.71 per diluted share, on net revenues of $342.1 million, compared with a net loss of $2.9 million, or $0.10 per diluted share, on net revenues of $367.0 million for fiscal 2010.

“During the quarter, we continued to work diligently to ensure that SWS Group is well positioned for the future, and we believe our results demonstrate the substantial progress we are making,” said James H. Ross, chief executive officer of SWS Group, Inc. “Each of our broker-dealer business segments – clearing, retail and institutional – showed strength over the past year and recorded pretax profits for fiscal 2011. We also continued to address the issues at our banking subsidiary and successfully reduced the level of classified assets during the quarter. As a result of these efforts, our banking segment recorded a pretax quarterly profit for the first time in more than a year, while continuing to maintain capital levels above regulatory requirements.”

Net revenues were $76.2 million in the fourth quarter of fiscal 2011, a decrease of $13.2 million from $89.3 million in the fourth quarter of fiscal 2010. Contributing to the decline was a $7.3 million decrease in net interest revenue, primarily in the banking segment; a $4.8 million decrease in commissions split evenly between the retail and institutional segments; and a $1.4 million decrease in investment banking, advisory and administrative fees in the institutional segment.

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SWS Reports Fourth Quarter and Fiscal 2011 Results / 2

Operating expenses were $75.2 million in the fourth quarter of fiscal 2011, a decline of $14.3 million from $89.5 million in the same quarter of last fiscal year. The decline was primarily due to a $10.7 million decrease in the loan loss provision at Southwest Securities, FSB (the “Bank”) and a $3.0 million decrease in commissions and other employee compensation.

For the 2011 fiscal year, net revenues were $342.1 million, a decrease of $24.9 million from fiscal 2010, driven largely by decreases in commissions, net gains on principal transactions and net interest. The decreases in commissions and net gains on principal transactions were primarily the result of tighter spreads and reduced volatility in the taxable fixed income business. The decrease in net interest revenue in fiscal 2011 versus the prior fiscal year was driven by a reduction in the average balance of loans held for investment at the Bank.

These revenue decreases were partially offset by a $3.9 million increase in investment banking and advisory fees due to an increase in underwritings in the taxable fixed income business, as well as increased advisory fees in the corporate finance business during fiscal 2011.

Fiscal 2011 operating expenses were $375.5 million, an increase of $4.0 million compared to the previous fiscal year. The increase was primarily due to a $5.8 million increase in the Bank’s loan loss provision and an $8.5 million increase in other expenses. The increase in other expenses was driven by an $8.7 million increase in the Bank’s real estate owned (REO) write-downs, a $2.4 million increase in professional services and fees at the Bank, and a $3.2 million increase in legal expenses in fiscal 2011 versus fiscal 2010. These increases in expenses were partially offset by decreases in commissions and other employee compensation, and a decrease in advertising and promotional expenses compared to the prior fiscal year.

Completion of Capital Raise

On July 29, 2011, SWS Group completed its previously announced $100 million capital raise with Hilltop Holdings Inc. (“Hilltop”) and Oak Hill Capital Partners (“Oak Hill Capital”). The capital will be used to address asset quality issues at the Bank and for other corporate purposes, including growth opportunities for SWS Group’s broker-dealer. Pursuant to the transaction, Hilltop and Oak Hill Capital each made a $50

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SWS Reports Fourth Quarter and Fiscal 2011 Results / 3

million loan to SWS Group, and SWS Group issued each of Hilltop and Oak Hill Capital a warrant to purchase shares of common stock of SWS Group at an exercise price of $5.75 per share. Upon full exercise of the warrants, Hilltop and Oak Hill Capital would each own approximately 17 percent of the Company.

The Company also announced that Gerald J. Ford, Chairman of the Board of Hilltop, and J. Taylor Crandall, Managing Partner of Oak Hill Capital, have joined the Board of Directors of SWS Group in connection with the closing of the transaction. In addition, Hilltop and Oak Hill Capital each appointed a non-voting observer to the Company’s Board of Directors.

Clearing Segment

The clearing segment reported a pretax loss of $287,000 for the fiscal 2011 fourth quarter on net revenues of $5.1 million, compared to pretax income of $592,000 on net revenues of $5.7 million for the prior fiscal year quarter.

Fourth quarter fiscal 2011 operating expenses in this segment were $5.4 million, an increase of $274,000 from $5.1 million in the prior fiscal year quarter.

For the 2011 fiscal year, the clearing segment reported pretax income of $501,000 on net revenues of $21.2 million, compared to a net loss of $5.3 million on net revenues of $21.0 million in fiscal 2010. The total number of tickets processed increased to 2.5 million in fiscal 2011, from 2.3 million in fiscal 2010, due to a 14 percent increase in tickets processed for high-volume trading firms, while tickets processed for general securities broker-dealers decreased by 8 percent.

Fiscal 2011 net interest revenue in the clearing segment increased to $6.5 million from $5.8 million in the prior fiscal year. Other revenue decreased to $4.0 million in fiscal 2011 from $4.7 million in fiscal 2010, due primarily to a decrease in the value of the Company’s investments.

Clearing segment operating expenses in fiscal 2011 were $20.7 million, a decrease of 21 percent from $26.3 million in the prior fiscal year. The largest contributor to the decrease was a $6.1 million decline in other expenses, which included a $6.3 million loss from a correspondent’s short sale of securities recorded in the first quarter of fiscal 2010. This decrease was partially offset by an increase in operations and technology expenses, as well as an increase in professional services, licenses and fees.

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SWS Reports Fourth Quarter and Fiscal 2011 Results / 4

Retail Segment

The retail segment reported pretax income of $165,000 on net revenues of $26.4 million in the fourth quarter of fiscal 2011, compared to pretax income of $891,000 on net revenues of $28.0 million in the prior year quarter.

The segment’s fourth quarter fiscal 2011 operating expenses were $26.3 million, a decline of 3 percent from $27.1 million in the fourth quarter of fiscal 2010, due largely to reduced commissions and other employee compensation.

For the 2011 fiscal year, the retail segment reported pretax income of $1.4 million, compared to $219,000 in the prior fiscal year. Net revenues in the segment were $109.7 million in fiscal 2011, a slight decrease from net revenues of $110.6 million in fiscal 2010. The decrease was driven by a $7.0 million decline in Private Client Group (PCG) net revenues due primarily to a reduced PCG representative headcount, but was partially offset by an increase in net revenues generated by the independent representatives affiliated with SWS Financial Services, Inc.

Operating expenses in the retail segment were $108.3 million in fiscal 2011, a decrease from $110.4 million in fiscal 2010, due to a decline in commission and other employee compensation expense.

Institutional Segment

For the fiscal 2011 fourth quarter, the institutional segment posted pretax income of $8.8 million, compared to $11.4 million in the prior fiscal year quarter. Net revenues for the fourth quarter of fiscal 2011 were $32.0 million, a decrease of 11 percent from $35.8 million in the prior fiscal year quarter. The largest contributors to the decrease in revenues were a $2.4 million decrease in commissions and a $1.5 million decrease in investment banking, advisory and administrative fees versus the same period last fiscal year.

Fourth quarter operating expenses for the institutional segment were $23.2 million in fiscal 2011, a decrease of 5 percent from $24.4 million in the prior fiscal year quarter. The largest contributor to the decline was a $1.1 million decrease in commissions and other employee compensation.

For the 2011 fiscal year, the institutional segment reported pretax income of $46.3 million on net revenues of $145.7 million. Net revenues decreased 8 percent from $158.0 million in fiscal 2010, while pretax income decreased 13 percent from $53.2 million. The largest contributor to the decline in net revenues was a $12.2 million decrease in commissions, driven by tighter spreads and reduced volatility.

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SWS Reports Fourth Quarter and Fiscal 2011 Results / 5

Investment banking fees increased 12 percent to $29.1 million in fiscal 2011 compared to $26.0 million in fiscal 2010. Taxable fixed income accounted for $2.1 million of the increase, while corporate finance represented $2.0 million. These increases were partially offset by a $957,000 decrease in municipal finance revenue.

Net gains on principal transactions were $38.7 million in fiscal 2011, down from $41.6 million in fiscal 2010. Contributing to the decline was a $3.6 million decrease in taxable fixed income trading gains, partially offset by a $1.3 million increase in municipal finance trading gains.

Operating expenses in the institutional segment were $99.4 million in fiscal 2011, a decrease from $104.8 million in fiscal 2010. The 5 percent decrease was driven primarily by decreases in commissions and other employee compensation.

Banking Segment

The banking segment reported pretax income of $1.2 million in the fiscal 2011 fourth quarter, compared to a pretax loss of $3.6 million in the fourth quarter of fiscal 2010. Net revenues in the segment were $13.3 million in the fiscal 2011 fourth quarter, compared to $20.6 million in the same quarter last year, driven primarily by a $7.9 million decrease in net interest revenue.

The Bank’s operating expenses decreased 50 percent to $12.1 million for the fiscal 2011 fourth quarter from $24.3 million in the same quarter last year. A $10.7 million decrease in the Bank’s loan loss provision for the fourth quarter of fiscal 2011 was the primary contributor to the decrease.

Non-performing assets at the Bank decreased $4.2 million in fiscal 2011 from $93.7 million at June 30, 2010, to $89.5 million at June 30, 2011. Total classified assets were $228.5 million at June 30, 2011, compared to $191.8 million at June 30, 2010.

The Bank’s loan loss allowance was $44.4 million, or 4.48 percent of loans held for investment, at June 30, 2011, compared to $35.1 million, or 2.96 percent of loans held for investment at June 30, 2010.

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SWS Reports Fourth Quarter and Fiscal 2011 Results / 6

The Bank did not record a provision for loan losses in the fiscal 2011 fourth quarter and reported net charge-offs of $2.9 million. In the prior fiscal year fourth quarter, the Bank’s loan loss provision was $10.7 million and net charge-offs were $6.0 million.

The Bank reported increases in Tier 1 core capital and total risk-based capital ratios during the fiscal 2011 fourth quarter. At June 30, 2011, the Bank had a Tier 1 core capital ratio of 9.9 percent and a total risk-based capital ratio of 15.6 percent, compared to a Tier 1 core capital ratio of 8.7 percent and a total risk-based capital ratio of 12.2 percent at June 30, 2010.

For the 2011 fiscal year, the Bank recorded a pretax loss of $46.3 million on net revenues of $64.3 million, as compared to a pretax loss of $17.8 million on net revenues of $76.4 million in fiscal 2010. Net interest revenue for the 2011 fiscal year was $65.1 million, a decrease of 14 percent from $76.0 million in the prior fiscal year, due to decreases in the average outstanding balance of loans and the net yield on earning assets during fiscal 2011 versus fiscal 2010.

The Bank’s operating expenses in fiscal 2011 increased $16.4 million, or 17 percent, to $110.6 million from $94.2 million in fiscal 2010, primarily due to the $5.8 million increase in the Bank’s loan loss provision and an $8.7 million increase in REO write-downs.

Quarterly Dividend

At its regular meeting on August 24, 2011, the SWS Group, Inc. Board of Directors determined not to declare a quarterly dividend. The Board of Directors regularly reviews the Company’s dividend policy and will consider on a periodic basis if and when it may be prudent to reinstate a dividend, based on the Company’s performance and the overall market environment.

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

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SWS Reports Fourth Quarter and Fiscal 2011 Results / 7

FINANCIAL STATEMENTS FOLLOW

Segment Results

(In thousands)

	Fiscal 2011		Fiscal 2010		4th Quarter 2011		4th Quarter 2010
	Net Revenue	Pretax Income (Loss)	Net Revenue	Pretax Income (Loss)	Net Revenue	Pretax Income (Loss)	Net Revenue	Pretax Income (Loss)

Clearing	$21,190	$501	$21,041	$(5,305)	$5,089	$(287)	$5,694	$592
Retail	109,657	1,356	110,578	219	26,436	165	27,951	891
Institutional	145,695	46,251	157,977	53,222	32,043	8,808	35,841	11,438
Banking	64,309	(46,330)	76,409	(17,826)	13,265	1,184	20,621	(3,644)
Other consolidated entities	1,213	(35,232)	966	(34,862)	(649)	(8,932)	(767)	(9,462)

Consolidated	$342,064	$(33,454)	$366,971	$(4,552)	$76,184	$938	$89,340	$(185)

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SWS Reports Fourth Quarter and Fiscal 2011 Results / 8

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 24, 2011 and June 25, 2010

(In thousands, except par values and share amounts)

	June 24, 2011	June 25, 2010
Assets
Cash and cash equivalents	$298,903	$27,190
Assets segregated for regulatory purposes	238,325	284,827
Receivable from brokers, dealers and clearing organizations	1,620,523	1,889,400
Receivable from clients, net of allowances	240,491	216,574
Loans held for sale	5,241	424,055
Loans, net	946,768	1,154,065
Securities owned, at fair value	221,587	245,587
Securities held to maturity	34,176	87,140
Securities purchased under agreements to resell	42,649	30,507
Goodwill	7,552	7,552
Securities available for sale	2,020	1,388
Other assets	143,922	162,406

Total assets	$3,802,157	$4,530,691

Liabilities and Stockholders’ Equity
Short-term borrowings	$110,000	$110,000
Payable to brokers, dealers and clearing organizations	1,568,033	1,819,995
Payable to clients	397,590	420,672
Deposits	1,106,471	1,488,804
Securities sold under agreements to repurchase	10,313	12,389
Securities sold, not yet purchased, at fair value	68,661	67,594
Drafts payable	23,656	27,346
Advances from Federal Home Loan Bank	94,712	132,821
Other liabilities	65,252	67,676

Total liabilities	3,444,688	4,147,297

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $0.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,285,076 shares at June 24, 2011; issued 33,312,140 and outstanding 32,342,190 shares at June 25, 2010	3,331	3,331
Additional paid-in capital	326,986	326,462
Retained earnings	34,813	61,893
Accumulated other comprehensive income – unrealized holding gain, net of tax	765	304
Deferred compensation, net	3,308	3,176
Treasury stock (1,027,064 shares at June 24, 2011 and 969,950 shares at June 25, 2010, at cost)	(11,734)	(11,772)

Total stockholders’ equity	357,469	383,394

Total liabilities and stockholders’ equity	$3,802,157	$4,530,691

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SWS Reports Fourth Quarter and Fiscal 2011 Results / 9

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the three and twelve months ended June 24, 2011 and June 25, 2010

(In thousands, except per share and share amounts)

	Three Months Ended June 24, 2011	Three Months Ended June 25, 2010	Twelve Months Ended June 24, 2011	Twelve Months Ended June 25, 2010
Revenues:
Net revenues from clearing operations	$2,643	$2,752	$10,708	$10,584
Commissions	32,657	37,481	142,667	157,460
Interest	31,687	37,666	138,867	156,063
Investment banking, advisory and administrative fees	8,229	9,650	39,766	35,833
Net gains on principal transactions	8,260	9,110	38,646	41,361
Other	5,267	3,909	19,165	20,926

Total revenue	88,743	100,568	389,819	422,227

Interest expense	12,559	11,228	47,755	55,256

Net revenues	76,184	89,340	342,064	366,971

Non-Interest Expenses:
Commissions and other employee compensation	51,503	54,551	220,387	229,411
Occupancy, equipment and computer service costs	8,737	8,581	34,057	34,277
Communications	3,051	3,321	12,862	13,246
Floor brokerage and clearing organization charges	1,190	1,021	4,486	3,960
Advertising and promotional	713	976	2,770	4,032
Provision for loan loss	—	10,698	50,967	45,118
Other	10,052	10,377	49,989	41,479

Total non-interest expenses	75,246	89,525	375,518	371,523

Income (loss) before income tax expense	938	(185)	(33,454)	(4,552)
Income tax expense (benefit)	916	120	(10,251)	(1,659)

Net income (loss)	22	(305)	(23,203)	(2,893)
Net gain recognized in other comprehensive income	128	146	461	124

Comprehensive income (loss)	$150	$(159)	$(22,742)	$(2,769)

Earnings (loss) per share – basic

Net income (loss)	$0.00	$(0.01)	$(0.71)	$(0.10)

Weighted average shares outstanding – basic	32,520,359	32,531,846	32,514,945	30,252,732

Earnings (loss) per share – diluted
Net income (loss)	$0.00	$(0.01)	$(0.71)	$(0.10)

Weighted average shares outstanding – diluted	32,520,359	32,531,846	32,514,945	30,252,732

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CONTACT:        Ben Brooks, Corporate Communications, 214.859.6351, bdbrooks@swst.com